EXHIBIT 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 1 to Form S-4) of Bank of the Ozarks, Inc. and related Prospectus of RVB Bancshares, Inc. for the registration of 286,448 shares of Bank of the Ozarks, Inc. common stock and to the incorporation by reference therein of our report dated January 9, 2003, with respect to the consolidated financial statements of Bank of the Ozarks, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

May 5, 2003

Little Rock, Arkansas